Exhibit 99.1

News Release For more information, please contact: Teresa Paulsen MEDIA Vice President, Communication & External Relations tel: 402-240-5210

Chris Klinefelter ANALYSTS Vice President, Investor Relations tel: 402-240-4154 www.conagrafoods.com

FOR IMMEDIATE RELEASE

ConAgra Foods Comments on its Fiscal 2014 First Quarter and

Updates Fiscal 2014 EPS Expectations

OMAHA, Neb., Sept. 10, 2013 — Today ConAgra Foods, Inc. (NYSE: CAG), is revising its fiscal 2014 diluted EPS expectations to a range of $2.34-$2.38, adjusted for items impacting comparability; the prior target was diluted EPS of approximately $2.40, adjusted for items impacting comparability. The revised estimates represent 8-10% growth over comparable fiscal 2013 EPS of $2.16 (as reported, fiscal 2013 diluted EPS was $1.85). Please refer to page 4 of this document for Regulation G reconciliations.

The revised outlook reflects lower-than-planned fiscal first-quarter EPS. First-quarter EPS was $0.33 as reported, and $0.37 adjusted for items impacting comparability. While challenging industry conditions have weighed on overall results, the softer-than-planned first-quarter comparable EPS performance principally relates to the Consumer Foods segment, where difficult conditions for some branded retail categories and some customers have negatively impacted sales and profits. Unit volumes for that segment in the fiscal first quarter were below year-ago levels and below the company’s original plans.

The company is adjusting its merchandising, promotion, and pricing strategies for its retail brands to improve the Consumer Foods segment’s sales and profit performance as fiscal 2014 progresses. The company has also begun implementing aggressive cost management initiatives. The input cost environment for the remainder of fiscal 2014 has improved from earlier projections, which is also expected to improve the Consumer Foods segment’s financial performance in fiscal 2014.

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The company’s near-term capital allocation goals, which include significant debt retirement in fiscal years 2014 and 2015, and its fiscal 2015-2017 EPS growth plans, which include realizing significant synergies from the Ralcorp acquisition, remain intact and are not impacted by the revision to the fiscal 2014 EPS estimates.

The company is finalizing the financial details of the fiscal 2014 first-quarter performance and will discuss actual performance and more details with the regularly scheduled earnings release on Sept. 19, 2013.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; the availability and prices of raw materials, including any negative effects caused by inflation or

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adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing, including increased marketing investments; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q1 FY14 diluted earnings per share from continuing operations, and FY13 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q1 FY14 Diluted EPS from Continuing Operations

Q1 FY14
Diluted EPS from continuing operations	$0.33
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.04
Net expense related to unallocated mark-to-market impact of derivatives	0.03
Expense related to restructuring charges	0.01
Net benefit related to tax matters	(0.05)
Rounding	0.01

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.37

FY13 Diluted EPS from Continuing Operations

Total FY13
Diluted EPS from continuing operations	$1.85
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.26
Expense related to restructuring charges	0.05
Net expense related to acquisition-related tax expense	0.04
Net expense related to impairment charges for assets within Commercial Foods	0.02
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.02
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.07)
Rounding	(0.01)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$2.16

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